UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     February 24, 2003

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                    1-123              61-0243150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 9.  Regulation FD Disclosure

Brown-Forman Corporation issued the press release today reporting third quarter earnings. A copy of Brown-Forman Corporation's press release is attached hereto as Exhibit 99.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Brown-Forman Corporation
                                            (Registrant)


Date:   February 24, 2003                 By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President, Senior Counsel
                                                and Assistant Secretary



Exhibit Index
(99)  Press Release, dated February 24, 2003, issued by Brown-Forman Corporation

                                                                   Exhibit 99

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS THIRD QUARTER EARNINGS

Louisville, KY, February 24, 2003 - Brown-Forman Corporation reported earnings per share for its third quarter ended January 31, 2003 of $1.02, up 22% or $0.18 per share compared to the same period last year. Adjusted for business improvement costs, earnings for the quarter improved $0.14 per share, or 16%. Higher underlying profits reflected solid growth for Jack Daniel's and Southern Comfort, increased profitability in the United Kingdom from a new distribution arrangement, and benefits from a weaker U.S. dollar. Tempering growth was a substantial drop in earnings for Brown-Forman's wine business, which continues to suffer from higher costs and a very competitive pricing environment in the United States. Overall results in the quarter were consistent with the company's previously stated outlook for full year earnings growth of 6% to 10%, excluding any potential impact from a recently announced share repurchase.

Earnings per share for the first nine months of fiscal 2003 were $2.73, up 6% from the $2.58 earned in the same period last year. Adjusted for business improvement costs, year-to-date earnings improved 4%. Consistent with third quarter trends, year-to-date growth was driven by Jack Daniel's and Southern Comfort, while profits from Brown-Forman's wine brands declined substantially. Year-to-date results were not significantly affected by a weaker U.S. dollar due to prior purchases of hedging contracts; a continuation of current exchange rates would benefit future earnings, however.

Beverages

For the first nine months of the fiscal year, beverage revenues and gross profit were up 11% and 6%, respectively. Importantly, the company now records excise taxes for its U.K. spirits sales in both revenues and cost of sales. This change had the effect of boosting year-to-date revenues for Brown-Forman's beverage segment by 4%, while lowering segment gross margins by 1.7 percentage points. Beverage advertising expenses were up 11%, as the company continues to invest in core brand building activities.

Depletion and profit trends for Jack Daniel's Tennessee Whiskey remained solid for the first nine months of the fiscal year, with broad-based growth around the world. Volumes for Southern Comfort were essentially flat, as growth in both the United States and United Kingdom was offset by weakness in Continental Europe. However, higher margins for the brand resulted in record gross profit and operating income.

Profits from Fetzer and Bolla wines declined sharply for the nine months ended January 31, due to lower margins in the U.S. While Fetzer reported low single-digit depletion growth during this period, achieving that volume level required a reduction in net prices from the previous fiscal year. Bolla depletions were down slightly, although the combination of a weaker U.S. dollar and significant cost increases for most Italian grape varietals have reduced profit margins dramatically. Korbel reported gross profit and depletion growth, as the brand continues to increase its market share in the U.S.

Consumer Durables

Year-to-date sales and gross profit for the Consumer Durables segment were down 5% and 2%, respectively. Adjusted for business improvement costs, segment operating income was $2 million lower than last year. The retail environment for both department stores and outlet centers did not improve over the holiday season and remains very difficult across the U.S. As the level of consumer confidence has declined to a nine-year low, the direct-to-consumer channel also experienced lower response rates. Current expectations are for the segment's operating income to be in a range of $30 to $35 million for fiscal 2003.

Business Improvement Program

The company recognized approximately $0.02 per share in Business Improvement costs during the third quarter, primarily related to improvements at the company's beverage production facilities, and anticipates an additional $0.01 per share during the fourth quarter to complete the series of Business Improvement Program initiatives that the company announced in July 2001.

The following chart summarizes the effect on earnings per share of costs related to the company's Business Improvement Program.

                                                 %                         %
                               Third Quarter   change     Year To Date   change

FY2002 EPS, as reported             $0.84                    $2.58

  Business Improvement costs        $0.06                    $0.10

FY2002 EPS, adjusted                $0.90                    $2.68




FY2003 EPS, as reported             $1.02        22%         $2.73        6%

  Business Improvement costs        $0.02                    $0.06

FY2003 EPS, adjusted                $1.04        16%         $2.79        4%

Finlandia and Tuaca Acquisitions

The company acquired an additional 35% interest in Finlandia Vodka Worldwide for
70.2 million euros on December 31, 2002, increasing its interest to 80%. Brown-Forman is now charged with full marketing responsibility for the Finlandia brand and expects to significantly increase brand spending in the U.S. and other important markets. As previously disclosed, the acquisition of Finlandia is expected to reduce Brown-Forman's earnings by $0.03 per share in fiscal 2003 and $0.08 to $0.10 per share in fiscal 2004, showing annual improvement thereafter.

Subsequent to the closing of the third quarter, Brown-Forman acquired an additional 55% interest in Tuaca liqueur on February 11, 2003, increasing the company's ownership to 100%. This transaction is not expected to have a material impact on earnings per share in fiscal 2003 or fiscal 2004.

Share Repurchase

As announced on February 3, 2003,  the company is offering to  repurchase  up to
1.5 million shares of its Class A common stock and 6.8 million shares of its Class B common stock under a "Dutch Auction" tender offer. The price being offered for both classes of stock is within a range of $63 to $73 per share and the tender offer will expire at 12:00 midnight New York City time on March 4, 2003, unless extended. The company has received preliminary financing commitments from a syndicate of banks to provide initial funding for this transaction. The company intends to replace this funding with longer term debt from public bond markets shortly thereafter.

All inquiries regarding the procedures should be directed to the information agent, Georgeson Shareholder Communications, Inc. Banks and brokers should contact the information agent at 212-440-9800 and all others should call toll free at 866-203-2582. Goldman Sachs is serving as dealer manager for the tender offer and National City Investment Management Company is acting as the depositary agent.

Outlook

Brown-Forman reaffirms its previously stated outlook for full year earnings per share growth of 6% to 10%, excluding any potential impact from the recently announced share repurchase. Looking beyond fiscal 2003, the company anticipates that the environment for wine and consumer durables will remain challenging. Brown-Forman expects that earnings will benefit, however, from cost savings resulting from business improvement investments made in 2002 and 2003, a full year of higher profits from our new U.K. distribution arrangement, and increased profits from stronger European currencies if exchange rates remain at current levels.

Conference Call

Brown-Forman will host a conference call to discuss its second quarter results today at 10:00 a.m. EST. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call. A live audio broadcast of the conference call will also be available by accessing Brown-Forman's Internet Web site, www.brown-forman.com, and then clicking on the "Investor Information" icon.

For those unable to participate in the live call, a replay will be available two hours after completion of the conference by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 8563272. A digital audio recording of the conference call will also be available on the Web site approximately two hours after the conclusion of the conference call. The replays will be available through March 4.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of important risks and uncertainties, which could cause actual results to differ materially from those discussed in these statements. They include but are not limited to further deterioration of the U.S. economy, significant strengthening of the U.S. dollar against other currencies, deterioration in economic conditions in principal countries to which we export beverage products, and a decline in discretionary consumer spending. Further weakening of the pricing environment in the U.S. wine business could also adversely affect earnings. The company's beverage alcohol business is sensitive to higher tax rates, especially federal excise taxes; an increase in those taxes, or other measures adopted to restrict beverage sales (whether in the U.S. or abroad,) can hurt our business. Consumer Durables sales could also be hurt by a decline in sales of products to department stores, a reduction in retail space in department stores devoted to tableware, giftware and/or luggage products, or lower demand for consumer durable products sold through the direct-mail channel.

Other factors, unrelated to our specific business, could affect earnings. These include the unknown impact of a war in the Middle East, or other outbreak of hostilities, adverse effects of additional terrorist attacks and related events, or an ongoing lack of investor confidence relating to perceived inadequacies in the financial reporting systems of U.S. companies. The statements in this report are also subject to the factors mentioned in the section entitled "Important Information Regarding Forward-Looking Statements" on page 38 of the Company's Annual Report to Stockholders and referred to in Part I, Item 7 of the Company's Form 10-K for 2002, which Brown-Forman incorporates by reference. Brown-Forman has no current intention of updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

                    BROWN-FORMAN CORPORATION
                CONSOLIDATED STATEMENTS OF INCOME
          (Dollars in millions, except per share amounts)

                                  THREE MONTHS ENDED
                                      JANUARY 31,
                                  2002        2003   CHANGE

Net Sales                        $ 575.1     $ 635.6    11%
  Wine & Spirits                   400.2       472.8    18%
  Consumer Durables                174.9       162.8    (7%)

Gross Profit                     $ 282.1     $ 308.5     9%
  Wine & Spirits                   200.1       230.0    15%
  Consumer Durables                 82.0        78.5    (4%)

Advertising Expenses             $  76.6     $  88.1    15%
  Wine & Spirits                    54.0        63.2    17%
  Consumer Durables                 22.6        24.9    10%

Selling, General, and
 Administrative Expenses         $ 118.9     $ 119.8     1%
  Wine & Spirits                    73.4        80.8    10%
  Consumer Durables                 45.5        39.0   (14%)

Other Expense (Income), net      $  (1.7)    $  (6.2)
  Wine & Spirits                    (6.7)       (7.2)
  Consumer Durables                  5.0         1.0

Operating Income                 $  88.3     $ 106.8    21%
  Wine & Spirits                    79.4        93.2    17%
  Consumer Durables                  8.9        13.6    53%

  Interest Expense, net              0.8         0.8

Income Before Income Taxes       $  87.5     $ 106.0    21%

  Taxes on Income                   30.2        36.0

Net Income                       $  57.3     $  70.0    22%

Earnings Per Share
 - Basic and Diluted             $  0.84     $  1.02    22%



Note: Other Expense (Income), net, includes results for joint ventures and unconsolidated affiliates, bad debt expense, and miscellaneous income and expense items not included in other captions.

                    BROWN-FORMAN CORPORATION
                CONSOLIDATED STATEMENTS OF INCOME
          (Dollars in millions, except per share amounts)

                                   NINE MONTHS ENDED
                                      JANUARY 31,
                                  2002        2003   CHANGE

Net Sales                       $1,696.5    $1,806.7     6%
  Wine & Spirits                 1,217.4     1,350.8    11%
  Consumer Durables                479.1       455.9    (5%)

Gross Profit                    $  859.4    $  894.7     4%
  Wine & Spirits                   635.2       675.2     6%
  Consumer Durables                224.2       219.5    (2%)

Advertising Expenses            $  231.4    $  252.8     9%
  Wine & Spirits                   165.4       183.1    11%
  Consumer Durables                 66.0        69.7     6%

Selling, General, and
 Administrative Expenses        $  351.3    $  357.4     2%
  Wine & Spirits                   224.3       238.3     6%
  Consumer Durables                127.0       119.1    (6%)

Other Expense (Income), net     $    3.1    $   (2.9)
  Wine & Spirits                    (5.3)       (6.6)
  Consumer Durables                  8.4         3.7

Operating Income                $  273.6    $  287.4     5%
  Wine & Spirits                   250.8       260.4     4%
  Consumer Durables                 22.8        27.0    18%

  Interest Expense, net              4.0         2.6

Income Before Income Taxes      $  269.6    $  284.8     6%

  Taxes on Income                   93.0        97.7

Net Income                      $  176.6    $  187.1     6%

Earnings Per Share
 - Basic and Diluted            $   2.58    $   2.73     6%


Note: Other Expense (Income), net, includes results for joint ventures and unconsolidated affiliates, bad debt expense, and miscellaneous income and expense items not included in other captions.

                    BROWN-FORMAN CORPORATION
              CONDENSED CONSOLIDATED BALANCE SHEETS
                     (Dollars in millions)

                                    APRIL 30,     JANUARY 31,
                                      2002            2003
Assets:
Cash and cash equivalents          $  115.6        $   79.6
Accounts receivable, net              280.4           308.1
Inventories                           577.8           594.6
Other current assets                   55.0            57.9
   Total current assets             1,028.8         1,040.2

Property, plant and equipment, net    437.4           454.0
Investment in affiliates              127.4            51.3
Trademarks and brandnames               7.7            64.3
Goodwill                              246.5           358.5
Other assets                          167.9           172.9
   Total assets                    $2,015.7        $2,141.2

Liabilities:
Commercial paper                   $  167.4        $  155.6
Accounts payable and
 accrued expenses                     295.9           291.8
Dividends payable                       --             25.7
Accrued taxes on income                31.5            60.8
   Total current liabilities          494.8           533.9

Long-term debt                         40.2            40.2
Deferred income taxes                  57.8            38.1
Accrued postretirement benefits        82.1            86.4
Other liabilities                      29.9            33.8
   Total liabilities                  704.8           732.4

Stockholders' Equity                1,310.9         1,408.8

   Total liabilities and
    stockholders' equity           $2,015.7        $2,141.2

                     BROWN-FORMAN CORPORATION
                     SUPPLEMENTAL INFORMATION
                       (Dollars in millions)


                     THREE MONTHS ENDED   NINE MONTHS ENDED
                          JANUARY 31,         JANUARY 31,
                         2002     2003       2002     2003

EBITDA                  $102.1   $120.6     $314.0   $328.9


Depreciation and
 amortization           $ 13.8   $ 13.8     $ 40.4   $ 41.5


Excise taxes            $ 66.6   $ 86.1     $186.6   $226.0


Additions to property,
 plant and equipment    $ 12.4   $ 18.5     $ 50.7   $ 54.7


Effective tax rate        34.5%    34.0%      34.5%    34.3%


Shares (in thousands)
 used in the calculation
 of earnings per share
 - Basic                 68,293   68,420     68,341   68,400
 - Diluted               68,403   68,568     68,469   68,584



These figures have been prepared in accordance with the company's customary accounting practices.